PIPSTEK LLC, A SUBSIDIARY OF SONENDO, FILES PATENT INFRINGEMENT LAWSUIT AGAINST BIOLASE

Lawsuit Asserts BIOLASE® Waterlase® Laser Infringes Two PIPStek Patents

LAGUNA HILLS, Calif. – January 4, 2023 -- Sonendo, Inc. (NYSE: SONX), a leading dental technology company and developer of the GentleWave® System, today announced that its subsidiary PIPStek LLC has filed a patent infringement lawsuit against BIOLASE, Inc. in the U.S. District Court for the District of Delaware. In the lawsuit, PIPStek asserts infringement of PIPStek’s US patents 11,426,239 and 11,350,993 by BIOLASE’s Waterlase laser.

PIPStek is a wholly owned subsidiary of Sonendo. Sonendo acquired PIPStek and all its intellectual property in 2017, including PIPStek’s laser technologies for dental applications.

“Sonendo and PIPStek are committed to protecting our intellectual property and any future application of our intellectual property and investments in innovation,” said Bjarne Bergheim, president and chief executive officer of Sonendo. “We have not commercialized the PIPStek laser technologies because of our confidence that the GentleWave System is a better, more effective option for doctors and patients than laser-driven or traditional root canal disinfection. However, we have made significant investments in our broad intellectual property portfolio, and we will defend those investments and options for future product development and use. We feel strongly that the Court will find in our favor and provide a remedy to address BIOLASE’s infringing activities.”

Sonendo and its subsidiaries have more than 200 patents and pending patent applications created since the Company’s inception in 2006, with new patents being filed each year.

About Sonendo

Sonendo is a commercial-stage medical technology company focused on saving teeth from tooth decay, the most prevalent chronic disease globally. Sonendo develops and manufactures the GentleWave® System, an innovative technology platform designed to treat tooth decay by cleaning and disinfecting the microscopic spaces within teeth without the need to remove tooth structure. The system utilizes a proprietary mechanism of action, which combines procedure fluid optimization, broad-spectrum acoustic energy, and advanced fluid dynamics, to debride and disinfect deep regions of the complex root canal system in a less invasive procedure that preserves tooth structure. The clinical benefits of the GentleWave System when compared to conventional methods of root canal therapy include improved clinical outcomes, such as superior cleaning that is independent of root canal complexity and tooth anatomy, high and rapid rates of healing and minimal to no post-operative pain. In addition, the GentleWave System can improve the workflow and economics of dental practices and offers patients an effective, less invasive, and less painful alternative to traditional root canal therapy.

Sonendo is also the parent company of TDO® Software, the developer of widely used endodontic practice management software solutions, designed to simplify practice workflow. TDO Software integrates practice management, imaging, referral reporting and CBCT imaging, and offers built-in communication with the GentleWave System.

For more information about Sonendo and the GentleWave System, please visit www.sonendo.com. To find a GentleWave doctor in your area, please visit www.gentlewave.com.

Forward Looking Statements

In addition to background and historical information, this press release contains "forward-looking statements" based on Sonendo's current expectations, forecasts and beliefs, including Sonendo’s expectations regarding how the court will rule on the company’s complaint against BIOLASE. These forward-looking statements are subject to inherent uncertainties, risks, and assumptions that are difficult to predict, including risks generally associated with litigation and other risks and uncertainties described more fully in the company's Annual Report on Form 10-K for the year ended December 31, 2021 filed with the U.S. Securities and Exchange Commission (SEC) on March 23, 2022 under the sections titled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operation”, as well as any reports that we may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to Sonendo as of the date hereof. Sonendo undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Sonendo’s views as of any date subsequent to the date of this press release and should not be relied upon as prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Sonendo.

Investor Contact:

Gilmartin Group

Greg Chodaczek

IR@Sonendo.com